SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                    SPECTRIAN
           ----------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transactions applies:

(2)     Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

        [ ]      Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing party:

(4)     Date filed:

                              SPECTRIAN CORPORATION

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held August 30, 2000

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Spectrian Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, August 30, 2000, at 10:00 a.m. local time, at 160 Gibraltar Court, Sunnyvale, California 94089, for the following purposes:

    1. To elect six (6) directors to serve for the ensuing year and until their successors are duly elected and qualified.

    2. To approve an amendment to the 1992 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares.

    3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending March 31, 2001.

    4. To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or before any adjournments thereof.

    The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on July 1, 2000 are entitled to notice of and to vote at the meeting.

    All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                           Sincerely,


                                           /s/ Thomas H. Waechter

                                           Thomas H. Waechter
                                           President and Chief Executive Officer

Sunnyvale, California
July 28, 2000


--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                              SPECTRIAN CORPORATION

                                 ---------------

                            PROXY STATEMENT FOR 2000
                         ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

    The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of SPECTRIAN CORPORATION, a Delaware corporation (the "Company" or "Spectrian"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held Wednesday, August 30, 2000, at 10:00 a.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 160 Gibraltar Court, Sunnyvale, California 94089. The Company's principal executive offices are located at 350 W. Java Drive, Sunnyvale, California 94089, and its telephone number at that location is (408) 745-5400.

    These proxy solicitation materials and the Annual Report on Form 10-K for the year ended March 31, 2000 ("fiscal 2000"), including financial statements, were first mailed on or about July 28, 2000 to all stockholders entitled to vote at the meeting.

Record Date; Outstanding Shares

    Stockholders of record at the close of business on July 1, 2000 (the "Record Date") are entitled to notice of and to vote at the meeting. The Company has one series of Common Shares outstanding, designated Common Stock, $.001 par value per share. As of July 1, 2000, 11,948,721 shares of the Company's Common Stock were issued and 10,948,721 shares of the Company's Common Stock were outstanding and held of record by 218 stockholders.

Revocability of Proxies

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (a) delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or (b) attending the meeting and voting in person.

Voting

    Each stockholder is entitled to one vote for each share held. Every stockholder voting for the election of directors (Proposal One) may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such stockholder is entitled to vote, or distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than six candidates. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the stockholder's votes. On all other matters, each share of Common Stock has one vote.

Solicitation of Proxies

    This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

Quorum; Abstentions; Broker Non-votes

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") who will be an employee of the Company's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

    The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of the nominees for the directors set forth herein; for the amendment of the 1992 Stock Option Plan to increase the number of shares available for issuance thereunder by 400,000 shares; for the ratification of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending March 31, 2001; and at the discretion of the proxyholders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

    If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Deadline for Receipt of Stockholder Proposals

    Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting of Stockholders must be received by the Company no later than May 2, 2001 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

    The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's Annual Meeting, which is not eligible for inclusion in the proxy statement relating to the meeting, the stockholder must give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than July 16, 2001. If such a stockholder fails to comply with the foregoing notice provision the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at the Company's Annual Meeting in 2001.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of July 1, 2000 as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table as of March 31, 2000 below and (iv) all directors and executive officers as of March 31, 2000 as a group.

                    Five Percent Stockholders,                             Common Stock
            Directors and Certain Executive Officers(1)                 Beneficially Owned      Percentage Owned(2)
            -------------------------------------------                 ------------------      -------------------

Kopp Investment Advisors, Inc.(3)..................................          2,547,850                 23.3%
         7701 France Avenue South
         Suite 500
         Edina, MN  55435
State of Wisconsin Investment Board(4).............................          1,376,700                 12.6
         121 East Wilson Street
         Madison, WI  53702
Becker Capital Management, Inc.(5).................................            580,751                  5.3
         1211 SW Fifth Avenue, Suite 2185
         Portland, Oregon  97204
Garrett A. Garrettson(6)...........................................            219,525                  2.0
Thomas H. Waechter.................................................                 --                   *
James A. Cole(7)...................................................             13,646                   *
Martin Cooper(8)...................................................             28,646                   *
Charles D. Kissner(9)..............................................              6,250                   *
Robert W. Shaner(10)...............................................              2,500                   *
Robert C. Wilson(11)...............................................             13,646                   *
Christopher J. Tubis (12)..........................................             34,658                   *
Warren M. Dumanski(13).............................................             16,813                   *
David S. Piazza(14)................................................             54,794                   *
Darien R. Spencer(15)..............................................             31,249                   *
Joseph M. Veni(16).................................................             63,588                   *
Gerald D. Corcoran.................................................                 --                   *
All Directors and executive officers as a group (17 persons)(17)...            521,738                  4.8

------------------------
* Less than 1%

(1) Unless otherwise indicated, the address for each listed stockholder is c/o Spectrian Corporation, 350 West Java Drive, Sunnyvale, California 94089. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.
(2) Applicable percentage ownership is based on 10,948,721 shares of Common Stock outstanding as of July 1, 2000 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after July 1, 2000 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(3) Reflects ownership as reported on Schedule 13D/A dated February 17, 2000 with the Commission by Kopp Investment Advisors, Inc. ("KIA"). Represents shares beneficially owned by (i) KIA, a registered investment advisor,
      (ii) Kopp Holding Company ("Holding"), (iii) Kopp Emerging Growth Fund ("Growth") and (iv) LeRoy C. Kopp individually and through his ownership of a controlling interest in KIA and his control over Holding and Growth. KIA has sole voting power over 1,022,000 shares of the Company's Common Stock, sole dispositive power over 750,000 shares of the Company's Common Stock and shared dispositive power over 1,797,850 shares of the Company's Common Stock. Holding has beneficial ownership of 2,547,850 shares of the Company's Common Stock. Growth has beneficial ownership of 700,000 shares of the Company's Common Stock. Mr. Kopp has beneficial ownership of 2,847,850 shares of the Company's Common Stock and sole voting and dispositive power over 300,000 shares of the Company's Common Stock.
(4) Reflects ownership as reported on Schedule 13G/A dated March 10, 2000 filed with the Commission by the State of Wisconsin Investment Board ("WIB"). WIB is a registered investment advisor pursuant to the Investment Advisors Act of 1940, as amended. WIB has sole voting and dispositive power over 1,376,700 shares of the Company's Common Stock.
(5) Reflects beneficial ownership as reported on Schedule 13G filed with the Commission by Becker Capital Management, Inc. ("Becker") on January 28, 2000. Becker is a registered investment advisor pursuant to the Investment Advisors Act of 1940, as amended. Becker has sole voting and dispositive power over 580,751 shares of the Company's Common Stock.
(6) Includes 214,789 shares issuable pursuant to options exercisable within 60 days of July 1, 2000.
(7) Includes 13,646 shares issuable pursuant to options exercisable within 60 days of July 1, 2000.
(8) Includes 28,646 shares issuable pursuant to options exercisable within 60 days of July 1, 2000.
(9) Includes 6,250 shares issuable pursuant to options exercisable within 60 days of July 1, 2000.
(10) Includes 2,500 shares issuable pursuant to options exercisable within 60 days of July 1, 2000.
(11) Includes 13,646 shares issuable pursuant to options exercisable within 60 days of July 1, 2000.
(12) Includes 33,854 shares issuable pursuant to options exercisable within 60 days of July 1, 2000.
(13) Includes 14,937 shares issuable pursuant to options exercisable within 60 days of July 1, 2000.
(14) Includes 47,164 shares issuable pursuant to options exercisable within 60 days of July 1, 2000.
(15) Includes 31,249 shares issuable pursuant to options exercisable within 60 days of July 1, 2000.
(16) Includes 63,588 shares issuable pursuant to options exercisable within 60 days of July 1, 2000.
(17) Includes 429,164 shares issuable pursuant to options exercisable within 60 days of July 1, 2000.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

    Nominees

    A board of six directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below each of whom is presently a director of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified

    Vote Required

    If a quorum is present and voting, the six nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes are not counted in the election of directors.


    Nominees

    The names of the nominees and certain information about them are set forth below:

                                                                                                          Director
                  Name of Nominee              Age                       Position with Company              Since
                  ---------------              ---                       ---------------------              -----
Thomas H. Waechter......................       47      President, Chief Executive Officer and Director      2000
Garrett A. Garrettson...................       56      Chairman of the Board                                1996
Martin Cooper (2).......................       71      Director                                             1994
Charles D. Kissner (1),(2)..............       53      Director                                             1998
Robert W. Shaner(2).....................       52      Director                                             1999
Robert C. Wilson (1),(2)................       80      Director                                             1995

----------------------

(1) Member of Human Resources Committee during fiscal 2000.
(2) Member of Audit Committee during fiscal 2000.

    There is no family relationship between any director or executive officer of the Company.

    Thomas H. Waechter joined the Company in March 2000 as President, Chief Executive Officer and director. Between January 2000 and March 2000 he was Senior Vice President of Global Business Operations at Asyst Technology, Inc., a company that provides mini-environment and manufacturing automation systems. From September 1986 until January 2000, Mr. Waechter was employed by Schlumberger Ltd. in various management positions, most recently as its Vice President of Global Business Operations at Schlumberger Test & Transactions, a provider of systems and services for testing semiconductor devices and a subsidiary of Schlumberger Ltd. He received his B.B.A. in Business Management from the College of William and Mary.

    Garrett A. Garrettson has been a director of the Company since April 1996. From April 1996 to March 2000 he served as President and Chief Executive Officer of the Company. Between March 1993 and March 1996 he was President and Chief Executive Officer of Censtor Corporation, a company that designs and sells technology related to magnetic recording heads for the disk drive industry. From November 1986 to March 1993, he served as a Vice President of the Imprimis subsidiary of Control Data Corporation, a computer systems company, and subsequently a subsidiary of Seagate Technology, Inc., ("Seagate") a company that designs and manufactures disk drives, when Seagate acquired the Imprimis subsidiary in 1989. Prior to 1986, Mr. Garrettson held a variety of positions with Hewlett Packard Company and served in the U.S. Navy. Mr. Garrettson also serves on the boards of directors of Benton Oil and Gas Company and HealthHelper Corporation. He received his B.S. and M.S. in Engineering Physics and a Ph.D. in Mechanical Engineering from Stanford University.

    Martin Cooper has been a director of the Company since January 1994. Mr. Cooper has served as Chairman and Chief Executive Officer of ArrayComm, Incorporated, a wireless technology manufacturer, since April 1992 and as Chairman of Dyna, Incorporated, a consulting company, since 1986. From 1985 to December 1992, he served as President of Cellular Pay Phone Incorporated, a cellular pay telephone company. From 1982 to 1986, he was a co-founder, Chairman and Chief Executive Officer of Cellular Business Systems, Inc., a management information company. From 1954 to 1983, Mr. Cooper served in a variety of positions including Corporate Vice President, Division Manager and Corporate Director of Research and Development of Motorola, Inc. Mr. Cooper currently serves on the board of directors of Conductus, Inc., a superconducting products company. He is a Fellow of the IEEE and of the Radio Club of America and a recipient of the IEEE Centennial medal. He serves on the Advisory Board of the International National Electronics Consortium and serves on its Board of Directors. He received a B.S. and an M.S. in Electrical Engineering from the Illinois Institute of Technology.

    Charles D. Kissner has served as a director of the Company since March 1998. Mr. Kissner has served as the Chairman of the Board and a director of DMC Stratex Networks, Inc., ("DMC") formerly known as Digital Microwave Corporation, a wireless telecommunications equipment company, since August 1996. Mr. Kissner joined DMC in July 1995 as its President and Chief Executive Officer and served in that position until May 2000. Prior to joining DMC, Mr. Kissner served from July 1993 to July 1995 as Vice President and General Manager of the
Microelectronics Division of M/A-COM, Inc., a manufacturer of radio and microwave communication products. From February 1990 to July 1993, Mr. Kissner served as president, Chief Executive Officer and a director of Aristacom International, Inc., a communications software company. From 1971 to 1990, Mr. Kissner was an executive with AT&T and Fujitsu in a variety of positions. Mr. Kissner is also a director of SonicWALL, Inc., a supplier of Internet infrastructure security products, Littlefeet, Inc., a wireless infrastructure provider, and American Flight Support, Inc., a non-profit provider of medical transportation services. Mr. Kissner received a B.S. in Industrial Management and Electrical Engineering from California State Polytechnic University and a M.B.A. from the University of Santa Clara.

    Robert W. Shaner has served as a director of the Company since April 1999. Since November 1999, Mr. Shaner has been the Regional President of SBC Wireless, Inc., a provider of wireless communication services to consumers and businesses. Mr. Shaner served as the President and Chief Executive Officer of Pacific Bell Wireless from August 1998 to November 1999. Prior to assuming that position, Mr. Shaner served as President of SBCI Europe and Middle East for SBC International, Inc. from March 1997 to July 1998. From 1995 to February 1997, Mr. Shaner held the position of President and Chief Executive Officer for SBC International Wireless in France. From 1991 to 1995, Mr. Shaner served as Executive Vice President for Southwestern Bell Mobile System in Dallas. Prior to 1991, Mr. Shaner held various other management positions at Southwestern Bell
Telephone/Telecom and Cellular One. Mr. Shaner earned a B.A. from Central Methodist College, did graduate work at Southern Illinois University and completed Stanford University's Advanced Management Program.

    Robert C. Wilson has served as a director of the Company since October 1995. Mr. Wilson has been Chairman of Wilson & Chambers, a venture capital and consulting firm, since December 1982. Mr. Wilson served as President, Chief Executive Officer and Chairman of the Board at Memorex

Corporation from 1974 until 1980. From 1971 to 1974, Mr. Wilson served as President and Chief Executive Officer of Collins Radio Company, a communications company. From 1969 to 1971, Mr. Wilson was employed by Rockwell International, a diversified manufacturing company, first as President of Commercial Products and later as Executive Vice President. He is currently a member of the board of directors of Gigatronics Inc., a microwave instrument supplier. Mr. Wilson received a B.S. in Engineering from the University of California at Berkeley.

    Board Meetings and Committees

    The Board of Directors of the Company held a total of 13 meetings during fiscal 2000. No director attended fewer than 75% of the meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has an Audit Committee and a Human Resources Committee, formerly known as the Compensation Committee. The Board of Directors has no nominating committee or any committee performing such functions.

    The Audit Committee, which consisted of Messrs. Cooper, Kissner, Shaner and Wilson during fiscal 2000, is responsible for overseeing actions taken by the Company's independent auditors and reviews the Company's internal financial controls. The Audit Committee met seven times during fiscal 2000.

    The Human Resources Committee,  which during fiscal 2000, consisted of James
A. Cole, a director of the Company who is not seeking re-election, and Messrs. Kissner and Wilson, met seven times during fiscal 2000. The duties of the Human Resources Committee include determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administering various incentive compensation and benefit plans.

    Human Resources Committee Interlocks and Insider Participation

    The Human Resources Committee consisted of Messrs. Cole, Kissner and Wilson during fiscal 2000. Mr. Garrettson, the former President and Chief Executive Officer of the Company, participated in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants to the Company until April 2000, except that Mr. Garrettson was excluded from discussions regarding his own salary and incentive compensation. Since April 2000, Mr. Waechter has participated in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants to the Company, except that Mr. Waechter was excluded from discussions regarding his own salary and incentive compensation.

                                  PROPOSAL TWO

                          AMENDMENT OF 1992 STOCK PLAN

    At the Annual Meeting, the stockholders are being asked to approve an amendment of the Company's 1992 Stock Plan (the "Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 400,000 shares. The adoption of the Plan was approved by the Board of Directors in July 1992 and subsequently by the stockholders. In June 1996 the stockholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 625,000 shares and to make certain changes to the Plan in order that it comply with the performance-based criteria of Section 162(m) of the Code. In July 1997, the stockholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 350,000 shares. In July 1999, the stockholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 450,000 shares. As of July 1, 2000, options to purchase an aggregate of 1,522,329 shares of the Company's Common Stock were outstanding under the Plan, with a weighted average exercise price of $19.57 per share, and 438,147 shares (including the 400,000 shares subject to stockholder approval at this Annual Meeting) were available for future grant. In addition, 2,190,410 shares have been purchased pursuant to exercise of stock options under the Plan.

    The Plan authorizes the Board of Directors to grant stock options to eligible employees and consultants of the Company. The Plan is structured to allow the Board of Directors broad discretion in creating equity incentives in order to assist the Company in attracting, retaining and motivating the best available personnel for the successful conduct of the Company's business. The Company has had a longstanding practice of linking key employee compensation to corporate performance because it believes that this increases employee motivation to improve stockholder value. The Company has, therefore, consistently included equity incentives as a significant component of compensation for a broad range of the Company's employees. This practice has enabled the Company to attract and retain the talent that it continues to require.

    The Board of Directors believes that the remaining shares available for grant under the Plan are insufficient to accomplish the purposes of the Plan described above. The Company anticipates there will be a need to hire additional technical or management employees during fiscal 2001 and it will be necessary to offer equity incentives to attract and motivate these individuals, particularly in the extremely competitive job market in Silicon Valley. In addition, in order to retain the services of valuable employees as the Company matures and its employee base grows larger, it will be necessary to grant additional options to current employees as older options become fully vested.

    For these reasons, the Board of Directors recommends that the stockholders vote "FOR" approval of the amendment to the Plan.

    Vote Required

    The affirmative vote of a majority of the Votes Cast will be required to approve the amendment to the Plan. In addition, the affirmative votes must constitute at least a majority of the required quorum, which quorum is a majority of the shares outstanding at the Record Date. Votes that are cast against the proposal will be counted for purposes of determining both (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal. Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and
(ii) the total number of Votes Cast with respect to the proposal. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to this proposal.

    The essential terms of the Plan are summarized as follows:

    Purpose

    The purposes of the Plan are to attract, retain and motivate the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

    Administration

    The Plan provides for administration by the Board of Directors of the Company or by a committee of the Board. The Plan is currently being administered by the Human Resources Committee of the Board of Directors, except that grants to executive officers are approved by the entire Board of Directors. The Board or the committee appointed to administer the Plan are referred to in this description as the "Administrator." The Administrator determines the terms of options granted, including the exercise price, which shall not be less than fair market value on the date of the grant, the number of shares subject to the option and the exercisability thereof. All questions of interpretation are determined by the Administrator and its decisions are final and binding upon all participants. Members of the Board receive no additional compensation for their services in connection with the administration of the Plan.

    Eligibility

    The Plan provides that either incentive or nonqualified stock options may be granted to employees (including officers and employee directors) of the Company or any of its designated subsidiaries. In addition, the Plan provides that nonqualified stock options may be granted to consultants of the Company or any of its designated subsidiaries. The Administrator elects the optionees and determines the number of shares to be subject to each option. In making such determination, there are taken into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company and other relevant factors. The Plan provides a limit of $100,000 on the aggregate fair market value of shares subject to all incentive options which are exercisable for the first time in any one calendar year. To the extent that the aggregate fair market value of the shares subject to all incentive options which are exercisable for the first time in any one calendar year exceed the $100,000 limit, such excess options shall be treated as Nonstatutory Stock Options.

    Terms of Options

    Each option is evidenced by a stock option agreement between the Company and the optionee to whom such option is granted and is subject to the following additional terms and conditions:

    (1) Exercise of the Option: The Administrator determines when options granted under the Plan may be exercised. An option is exercised by giving written notice of exercise to the Company, specifying the number of shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, promissory note, delivery of already-owned shares of the Company's Common Stock, subject to certain conditions. Payment may also be made by a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes or such other consideration as determined by the Administrator.

    Options may be exercised at any time on or following the date the options are first exercisable. An option may not be exercised for a fraction of a share.

    (2) Option Price: The option price of all incentive stock options and nonqualified stock options under the Plan is determined by the Administrator, but in no event shall it be less than the fair market value of the Common Stock on the date the option is granted. For purposes of the Plan, fair market value is defined as the closing price per share of the Common Stock on the date of grant as reported on the Nasdaq National Market. In the case of an option granted to an optionee who at the time of grant owns stock representing more than 10% of the voting power of all classes of stock of the Company, the option price must be not less than 110% of the fair market value on the date of grant.

    (3) Termination of Employment: The Plan provides that if the optionee's employment by the Company is terminated for any reason, other than death or disability, options may be exercised within 30 days (or such other period of time, not exceeding three months in the case of incentive stock options, as is determined by the Administrator) after such termination and may be exercised only to the extent the options were exercisable on the date of termination.

    (4) Death: If an optionee should die while an employee or a consultant of the Company, options may be exercised at any time within six months after the date of death but only to the extent that the options were exercisable on the date of death and in no event later than the expiration of the term of such option as set forth in the Notice of Grant.

    (5) Disability: If an optionee's employment is terminated due to a disability, options may be exercised at any time within twelve months from the date of such termination, but only to the extent that the options were exercisable on the date of termination of employment and in no event later than the expiration of the term of such option as set forth in the notice of grant.

    (6) Termination of Options: Options granted under the Plan expire no later than ten years from the date of grant. However, incentive stock options granted to an optionee who, immediately before the grant of such option, owned more than 10% of the total combined voting power of all classes of stock of the Company or a parent or subsidiary corporation, may not have a term of more than five years. No option may be exercised by any person after such expiration.

    (7) Nontransferability of Options: An option is nontransferable by the optionee, other than by will or the laws of descent and distribution or a qualified domestic relations order, and is exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

    Adjustment upon Changes in Capitalization

    In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the option price and in the number of shares subject to each option. In the event of the proposed dissolution or liquidation of the Company, all outstanding options automatically terminate. In the event of a merger of the Company with or into another corporation or sale of substantially all of the assets of the Company, all outstanding options shall be assumed or an equivalent option substituted by the successor corporation. The Administrator may in its discretion make provision for accelerating the exercisability of shares subject to options under the Plan in such event.

    Amendment and Termination

    The Board of Directors may amend the Plan at any time or from time to time or may terminate it without approval of the stockholders, provided, however, that stockholder approval is required for any amendment which increases the number of shares which may be issued under the Plan, materially changes the standards of eligibility or materially increases the benefits which may accrue to participants under the Plan. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the Plan without the consent of the optionee.

    Tax Information

    Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonqualified options.

    An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. Generally, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

    All other options which do not qualify as incentive stock options are referred to as nonqualified options. An optionee will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

    Generally, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonqualified option.

    The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

    Participation in the Plan

    The grant of options under the Plan to executive officers, including the officers named in the Summary Compensation Table is subject to the discretion of the Administrator. As of the date of this proxy statement, there has been no determination by the Administrator with respect to future awards under the Plan. Accordingly, future awards are not determinable. The table of option grants under "Executive Compensation and Other Matters--Option Grants in Last Fiscal Year" provides information with respect to the grant of options to the executive officers named in the Summary Compensation Table during fiscal 2000. No non-employee Directors received any option grants under the Plan in fiscal 2000. During fiscal 2000, all current executive officers as a group and all other employees as a group received options to purchase 290,000 shares and 493,844 shares, respectively, pursuant to the Plan. As of March 31, 2000, approximately 600 persons were eligible to participate in the Plan.

                                 PROPOSAL THREE

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


    The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2001, and recommends that stockholders vote for ratification of such appointment. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Board of Directors, in its discretion, may direct the appointment of new independent accountants at any time during the year, if the Board of Directors feels that such a change would be in the best interest of the Company and its stockholders. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                        Changes in Certifying Accountants

    On January 11, 2000, the Company filed a current report on Form 8-K (the "Form 8-K") regarding its dismissal of KPMG LLP ("KPMG") as its independent accountants and the engagement of PricewaterhouseCoopers LLP ("PWC") as the Company's independent accountants. The contents of that report are as follows:

Item 4.  Changes in Registrant's Certifying Accountant.

    On January 5, 2000, Spectrian Corporation (the "Company") dismissed KPMG as the Company's independent public accountants, a capacity in which the firm had served for several years, and on such date also selected PWC to replace KPMG in this role. The decision to change the Company's independent accountants was approved by the Company's full Board of Directors.

    During the Company's two most recent fiscal years and the subsequent interim period preceding the change in accountants, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports on the Company's financial statements for the two most recent fiscal years. In addition, KPMG's reports on the financial statements of the Company for the past two years contained unqualified opinions.

    KPMG's letter to the Audit Committee related to its audit of the Company's consolidated financial statements of the fiscal year ended March 31, 1999 included reportable conditions that (1) the Company was not reconciling balance sheet accounts maintained in the general ledger on a monthly basis and (2) the reduced production of the Company's products in the fiscal year ended March 31, 1999 resulted in an under absorption of overhead and the resulting variances were not adequately allocated between cost of sales and inventory on hand. The Company believes it has resolved these reportable conditions noted above. The subject matter of the reportable conditions were discussed with the Company's Audit Committee as were the subsequent remedial actions taken and the informal assessments by KPMG of those actions in subsequent interim periods.

    The Company authorized KPMG to respond fully to the inquiries of PWC. The Company also provided KPMG with a copy of the disclosures it is making in this
Item 4. KPMG has furnished the Company with a letter addressed to the Commission stating that it agrees with the statements made by the

Company herein. The Company has filed a copy of KPMG's letter as Exhibit 99.1 to this Report and is hereby incorporated by reference herein.

    During the two most recent fiscal years and through the date of this report, the Company has not consulted with PWC on items which (i) were or should have been subject to SAS 50 or (ii) concerned the subject matter of a disagreement or reportable event with KPMG as described in Item 304(a)(2) of Regulation S-K. PWC currently advises the Company on federal, state and local tax matters.

Exhibit 99.1 to Form 8-K -- Response of KPMG LLP

    On January 7, 2000, KPMG furnished the Company with the following response letter which the Company filed with the Commission as an exhibit to the Form 8-K filed on January 11, 2000.

                                 January 7, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously independent auditors for Spectrian Corporation (the "Company") and in our report dated April 29, 1999, we reported on the consolidated financial statements of the Company and its subsidiaries as of and for each of the fiscal years in the three year period ended March 31,1999. On January 5, 2000, our appointment as the Company's independent auditors was terminated. We have read the Company's statements included under item 4 of its Current Report on Form 8-K dated January 7, 2000, and we agree with the statements set forth therein, except that we are not in a position to agree or disagree with the Company's statements that (i) subsequent to the close of the fiscal year ended March 31, 1999, the Company has resolved the reportable conditions cited therein and (ii) the change of the Company's independent auditors was approved by the Company's full board of directors.

                                        Very truly yours,

                                        /s/ KPMG LLP

                                        KPMG LLP
                                        Mountain View, California





    The Board unanimously recommends a vote "For" the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending March 31, 2001.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

                           SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth certain information regarding the compensation of the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for services rendered in all capacities to the Company in the fiscal year ended March 31, 2000.

                                                                                                      Long-Term
                                                                                                     Compensation
                                                                                                        Awards
                                                                                                        ------
                                                                                                      Number of
                                                                        Annual Compensation(1)        Securities
                                                          Fiscal       ------------------------       Underlying
             Name and Principal Position                   Year        Salary($)       Bonus($)       Options(#)
             ---------------------------                   ----        ---------       --------       ----------
Garrett A. Garrettson..............................        2000        $ 303,357            --           50,000
   Former President, Former Chief Executive                1999          284,073            --           35,000
   Officer and Chairman of the Board (3)                   1998          275,000       $54,000           25,000

Thomas H. Waechter.................................        2000               --            --          250,000
   President, Chief Executive Officer and Director         1999               --            --               --
   (4)                                                     1998               --            --               --

Christopher J. Tubis...............................        2000          152,564            --          125,000
   President, UltraRF Division (5)                         1999               --            --               --
                                                           1998               --            --               --

Warren M. Dumanski.................................        2000          166,123         5,625 (2)       19,000
   Vice President, Sales and Marketing -Amplifier          1999          112,343        26,013           10,668
   Division (6)                                            1998           46,154        12,217           11,070

David S. Piazza....................................        2000          156,333            --               --
   Vice President, Development & Engineering -             1999          133,154            --           31,435
   Amplifier Division                                      1998          122,915        28,064            1,656

Darien R. Spencer..................................        2000          158,545            --           76,000
   Vice President, Operations - Amplifier Division         1999          129,715            --            6,449
   (7)                                                     1998           66,827        20,000           30,383

Joseph M. Veni.....................................        2000          190,689            --               --
   Former Executive Vice President and General             1999          154,961            --           45,000
   Manager of Single Carrier Products (8)                  1998          145,192        33,824           10,000

Gerald  D. Corcoran................................        2000          237,402        43,434           40,000
   Former Vice President, Chief Process Officer (9)        1999          124,814            --           10,000
                                                           1998          110,577        16,000           20,000
----------------------------

(1) Other than salary and bonus described herein, the Company did not pay the persons named in the Summary Compensation Table any compensation, including incidental personal benefits, in excess of 10% of such Named Executive Officer's salary.
(2) Represents bonuses relating to performance of services for the Company in fiscal 1999, which was paid in fiscal 2000.
(3) Mr. Garrettson became President, Chief Executive Officer and director of the Company in April 1996. Mr. Garrettson terminated his position as President and Chief Executive Officer of the Company in March 2000 and became Chairman of the Board effective the same date.
(4) Mr. Waechter joined the Company as President, Chief Executive Officer and Director on March 31, 2000.
(5)  Mr. Tubis joined the Company as President, UltraRF Division in July 1999.
(6) Mr. Dumanski joined the Company in September 1997 as Director, Nortel Account. In March 2000, he was named Vice President, Sales and Marketing - Amplifier Division.
(7) Mr. Spencer joined the Company in September 1997 as Vice President, Operations - Amplifier Division.
(8) Mr. Veni resigned effective March 31, 2000. See "--Employment Contracts and Change in Control Arrangements."
(9)  Mr. Corcoran resigned effective March 25, 2000.

Option Grants in Last Fiscal Year

    The following table provides information concerning each grant of options to purchase the Company's Common Stock made during the fiscal year ended March 31, 2000 to the Named Executive Officers.


                                                                                              Potential Realizable Value
                                  Number of      % of Total                                     Minus Exercise Price at
                                  Securities       Options                                     Stock Price Appreciation
                                  Underlying     Granted to     Exercise                          for Option Term(1)
                                    Option      Employees in    Price Per                         ------------------
             Name                 Granted(2)     Fiscal Year    Share (3)   Expiration Date        5%          10%
             ----                 ----------     -----------    ---------   ---------------        --          ---
Garrett A. Garrettson.........      50,000             2.6%       $15.00        9/01/09         $471,671   $1,195,307
Thomas H. Waechter (4)........     250,000            13.0         23.06        3/30/10        3,625,971   9,188,921
Christopher J. Tubis..........     125,000             6.5         14.25        7/09/09        1,120,219   2,838,854
Warren M. Dumanski............       4,000             0.2         14.75        6/25/09           37,105      94,031
Warren M. Dumanski............       7,000             0.4         27.63        3/10/10          121,613     308,190
Warren M. Dumanski............       8,000             0.4         24.19        3/15/10          121,691     308,389
Darien R. Spencer.............      16,000             0.8         14.75        6/25/09          148,419     376,123
Darien R. Spencer.............      40,000             2.1         24.19        3/15/10          608,456   1,541,946
Darien R. Spencer.............      20,000             1.0         24.75        3/16/10          311,303     788,902
Gerald D. Corcoran............      20,000             1.0         14.75        6/25/09          185,523     470,154
Gerald D. Corcoran............      20,000             1.0         12.75        5/25/09          160,368     406,404
--------------------

(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the 10 years option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth.
(2) Except as noted, all options shown granted in fiscal 2000 are exercisable starting one year after the date of grant, with 1/48th% of the shares becoming exercisable each at the end of every month thereafter, with full vesting occurring on the fourth anniversary of the date of grant. Under the 1992 Stock Plan, the Board of Directors retains the discretion to modify the terms, including the price, of outstanding options.
(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market on the date of grant.
(4)  Options were granted outside of the Company's stock plans.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information regarding the exercise of stock options during fiscal 2000 and the value of options held as of March 31, 2000 by the Named Executive Officers.


                                                                    Number of Securities       Value of Unexercised In-the-
                                                                   Underlying Unexercised       Money Options at March 31,
                                       Shares                     Options at March 31, 2000            2000($)(2
                                     Acquired on      Value      ---------------------------  ----------------------------
             Name                     Exercise     Realized(1)   Exercisable   Unexercisable  Exercisable    Unexercisable
             ----                     --------     -----------   -----------   -------------  -----------    -------------
Garrett A. Garrettson..........         24,900       $488,357      199,042          91,058     $1,500,957    $    655,781
Thomas H. Waechter.............             --             --           --         250,000             --             --
Christopher J. Tubis...........             --             --           --         125,000             --      1,031,250
Warren M. Dumanski.............             --             --        6,721          11,017         38,966         73,003
David S. Piazza................             --             --       40,725          23,762        452,031        239,251
Darien R. Spencer..............             --             --        9,082          23,750         29,725        150,117
Joseph M. Veni.................         23,437        506,941       49,839          44,895        373,422        318,019
Gerald D. Corcoran.............         34,135        403,935          656              --          6,396             --
--------------------------

(1) Market value of the Company's Common Stock at the exercise date minus the exercise price.
(2) Market value of the Company's Common Stock at fiscal year-end minus the exercise price.

Employment Contracts and Change-in-control Arrangements

    During fiscal 2000, the Company entered into a form of Change of Control Severence Agreement (collectively the "Agreements") with each of Thomas H.
Waechter, Garrett A. Garrettson, Michael D. Angel, Richard A. Johanson, Christopher A. Menicou, Darien R. Spencer, Christopher J. Tubis, John P. Quinn, and Joseph M. Veni (collectively the "Employees"). Other than the Agreements, the Employees are employed at-will by the Company and are eligible to participate in the Company's employee benefit plans and executive compensation programs.

    Under the terms of the Agreements, if the Employees' employment with the Company terminates as a result of an involuntary termination after a change of control, (1) the Employees are entitled to receive a sum equal to twelve (12) months of his or her annualized base salary and targeted bonus, (2) the Company will continue to make avaliable to the Employees and their spouses and dependents all group health, life and other similar insurance plans that he or she is a participant, and (3) the Employees' options granted by the Company shall be immediately fully vested and exercisable.

    In April 1996, the Company appointed Garrett A. Garrettson as the Company's President, Chief Executive Officer and director of the Company. Mr. Garrettson entered into an employment agreement with the Company pursuant to which he received an annual base salary of $275,000 and received a one-time signing bonus of $25,000 in fiscal 1997. The agreement provides for additional variable compensation in the target amount of $100,000 per year starting in fiscal year 1997. During fiscal 1999, Mr. Garrettson's salary was increased to $294,300 and his variable compensation target was increased to $150,000. Effective April 1, 2000, Mr. Garrettson resigned from his positions of President and Chief Executive Officer and accepted the position of Chairman of the Board of Directors under the terms of a new employment agreement that supercedes his original employment agreement. The new employment agreement does not effect the terms of his change of control severance agreement described above or his participation in the Company's benefit plans. In his new capacity, Mr. Garrettson will work full-time for the Company, primarily on strategic matters, until April 1, 2001 and part-time for two years thereafter. During this three year period, Mr. Garrettson shall not provide services to any entity other than the Company without the written consent of the Company. For the year ended March 31, 2001, Mr. Garrettson will receive an annual base salary of $294,300 and be eligible for a target variable compensation bonus of 55% of his base salary. For the two years ended March 31, 2003, Mr. Garrettson will receive an annual base salary of $147,150 and be eligible for a target variable compensation bonus of 55% of his base salary. If Mr. Garrettson's employment with the Company is terminated prior April 1, 2003, he will continue to receive his base salary and at least 50% of the target variable compensation bonus through March 31, 2003.

    The Company also granted Mr. Garrettson options to purchase 250,000 shares of Common Stock shortly after he commenced employment with the Company. These shares are subject to vesting over four years and were priced at the fair market value of the Company's Common Stock at the time of grant in April 1996. On August 27, 1996, the Board of Directors of the Company authorized the reduction of the exercise price of options to purchase 250,000 shares of the Company's Common Stock granted to Mr. Garrettson in April 1996 in connection with his employment agreement. Mr. Garrettson's hiring package included an agreement by the Company to protect the value of Mr. Garrettson's options from a significant decrease in the price of the Company's Common Stock in the period following his hiring by the Company. Mr. Garrettson's April 1996 options had exercise prices of $21.375 per share, and such exercise price was substantially higher than the $13.75 per share market price of the Company's Common Stock at the time of the reissuance. Mr. Garrettson's April 1996 options were exchanged as of August 27, 1996 for nonstatutory options with exercise prices of $14.50 per share. The vesting periods and expiration dates of Mr. Garrettson's options were unchanged as a result of the reissuance. In fiscal 1999 and fiscal 2000, Mr. Garrettson was granted options to purchase an additional 35,000 shares and 50,000 shares of Common Stock, respectively, at an exercise price equal to the fair market value of the Common Stock on the date of grant. Mr. Garrettson's current employment agreement also provides that in the event that Mr. Garrettson's employment is terminated by the Company, for any reason other than misconduct, his options will become fully vested and exercisable for twelve months following the termination date.

    The Company had employment agreements with Stephen B. Greenspan and Bruce R. Wright, former employees of the Company, that resulted in certain liabilities during fiscal 2000, as described below.

    In April 1996, in connection with his acceptance of employment with the Company, Stephen B. Greenspan, Former Chief Operating Officer, entered into an employment agreement with the Company pursuant to which he received an annual base salary of $175,000. The agreement provides for additional variable compensation in the target amount of $100,000 per year starting in fiscal year 1997. The Company also granted Mr. Greenspan options to purchase 80,000 shares of Common Stock shortly after he commenced employment with the Company. The agreement also provides that in the event that Mr. Greenspan's employment is terminated by the Company, for any reason other than misconduct, the Company will continue Mr. Greenspan's base salary for six months. Mr. Greenspan was granted an additional option to purchase 10,000 shares of the Company's Common Stock in August 1996 at an exercise price of $14.50 per share and subject to four years vesting. In fiscal 1999, Mr. Greenspan was granted options to purchase an additional 20,000 shares of Common Stock. These shares are subject to vesting over four years and are priced at the fair market value of the Common Stock at the time of grant. Stephen B. Greenspan resigned as an officer of the Company effective March 31, 1999. Pursuant to a separation agreement dated March 23, 1999, the Company and Mr. Greenspan agreed that Mr. Greenspan would receive a severance payment of $100,000, or six months salary, and would serve as a consultant to the Company for 12 months commencing April 1, 1999. The Company also agreed to pay Mr. Greenspan's group medical, vision and dental premiums until March 21, 2000. The Company also agreed to continue to fund Mr. Greenspan's executive life insurance until March 31, 2000. With respect to options held by Mr. Greenspan to purchase 110,000 shares of the Company's Common Stock, Mr. Greenspan will continue to vest until the earlier of the date he ceases to be a Company consultant or March 31, 2000. Mr. Greenspan's options will also continue to be subject to acceleration upon a change in control during this period. The terms of the change of control were similar to those described above. Mr. Greenspan will be entitled to exercise such options until June 29, 2000. Mr. Greenspan agreed to release the Company for any and all claims or any liability for compensation except as set forth in the separation agreement.

    In May 1997 the Company appointed Bruce R. Wright as the Company's Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary. Mr. Wright entered into an Employment Offer Letter with the Company pursuant to which he receives an annual base salary of $200,000. Mr. Wright is also eligible for up to $100,000 of variable compensation per year in connection with the Company's Executive Variable Compensation Plan. Mr. Wright received an option to acquire 100,000 shares of the Company's Common Stock shortly after he commenced employment with the Company. In fiscal 1999, Mr. Wright was granted options to purchase an additional 25,000 shares of Common Stock. All shares are subject to vesting over four years and are priced at the fair market value of the Company's Common Stock at the date of grant. Bruce R. Wright resigned as an officer of the Company on May 8, 1999. In connection with a separation agreement dated May 7, 1999, the Company and Mr. Wright agreed that Mr. Wright would receive monthly payments of $250.00 through May 8, 2000. Mr. Wright agreed to provide 2.5 hours per month of consulting services to the Company without additional payment. Mr. Wright agreed to provide additional consulting services as requested at $100 per hour. The Company pays Mr. Wright's group medical, vision and dental insurance premiums until the earlier of June 1, 2000 or he accepts full-time employment. Mr. Wright was entitled to continue to participate in the Exec-U-Care executive reimbursement program until June 1, 2000, and the Company paid the related premiums. Mr. Wright's options to purchase the Company's Common Stock continued to vest until the earlier of May 8, 2000 or he ceases to be reasonably available as a consultant to the Company. During the period Mr. Wright's options continued to vest, they were subject to acceleration of vesting upon a change in control. No such acceleration occurred. The terms of the change of control were similar to those described above. Mr. Wright has until November 4, 2000 to exercise such options.

Mr. Wright released the Company from any and all claims or any liability for compensation except as set forth in the separation agreement.

Compensation of Directors

    Non-employee directors currently receive a quarterly retainer of $3,000, a fee of $2,000 for attendance at each Board of Directors meeting, $1,000 for Chairmen of the Audit and Human Resources Committees, and $500 for other Directors' attendance at each committee meeting for services provided in that capacity and are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and committees of the Board. The Company's 1994 Director Plan provides that options may be granted to non-employee directors of the Company who do not represent stockholders holding more than 1% of the Company's outstanding Common Stock pursuant to an automatic nondiscretionary grant mechanism. Each Outside Director is automatically granted an Option to purchase 5,000 shares (the "First Option") on the date on which such person first becomes an Outside Director. After the First Option has been granted to an Outside Director, such Outside Director is thereafter automatically granted an Option to purchase 5,000 shares at the next meeting of the Board of Directors following the Annual Meeting of Stockholders in each year, if, on such date, he shall have served on the Board for at least six (6) months. The "First Option" granted shall be exercisable only while the Outside Director remains a director with the Company, and vests in installments cumulatively as to 25% of the Shares subject to the Option on each anniversary of its date of grant. Subsequent option grants are exercisable only while the Outside Director remains a director of the Company, and vest as to 2.08% of the Shares subject to the Option on each monthly anniversary of its date of grant.

Report of the Board of Directors on Executive Compensation

    During the fiscal year ended March 31, 2000, the Company's executive compensation program was approved by the Board of Directors as a whole rather than the Human Resources Committee of the Board of Directors. The following is the report of the Board of Directors with respect to the compensation paid to the Company's executive officers during fiscal 2000. Actual compensation earned during the fiscal year by the Named Executive Officers is shown in the Summary Compensation Table above.

    Compensation Philosophy

    The Company's philosophy in setting its compensation policies for executive officers is to maximize stockholder value over time. The primary goal of the Company's executive compensation program is therefore to closely align the interests of the executive officers with those of the Company's stockholders. To achieve this goal the Company attempts to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to the long-term success of the Company, motivate individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a significant portion of the executive's total compensation at risk, tied to achievement of financial, organizational and management performance goals, and (iii) encourage executives to manage from the perspective of owners with an equity stake in the Company.

    The compensation program for the Company's executive officers consists of the following components:

    o Base Salary

    o Quarterly and Annual Cash Incentives

    o Long-Term Stock Option Incentives

    Base Salary

    The Board of Directors reviewed and approved fiscal 2000 base salaries for the Chief Executive Officer and other Named Executive Officers at the beginning of the fiscal year. Base salaries were established by the Board based upon competitive compensation data, an executive's job responsibilities, level of experience, individual performance and contribution to the business. In addition, the level of base salaries of each of Mr. Garrettson, Mr. Greenspan and Mr. Wright were governed by employment agreements entered into with such executives in connection with their original employment with the Company, and such employment agreements were reviewed and approved by the Board of Directors. The terms of these employment agreements are described in the section entitled, "Employment Contracts and Change-In-Control Arrangements." Officer salaries have been targeted at or above the average rates paid by competitors to enable the Company to attract, motivate, reward and retain highly skilled executives. In order to evaluate the Company's competitive posture in the industry, the Board reviewed and analyzed the compensation packages, including base salary levels, offered by other high technology companies. The competitive information was obtained from surveys prepared by national consulting companies or industry associations (e.g., Radford Associates and the American Electronics
Association). The surveys include, but are not limited to, data from all industries represented in the Standard & Poor's Communication Equipment Manufacturer Index, the "line of business index" used in the stock performance graph set forth below. See "Performance Graph." In making base salary decisions, the Board exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor. Mr. Garrettson's base salary remained unchanged at $294,300 in fiscal 2000.

    Quarterly and Annual Cash Incentives

    Quarterly and annual incentive bonuses for executive officers are intended to reflect the Board's belief that a significant portion of the compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each executive officer. To carry out this philosophy, the Company has implemented a Variable Compensation Bonus Plan, which compensates officers in the form of quarterly and annual cash bonuses. At the beginning of fiscal 2000, the Board of Directors established target bonuses for each executive officer as a percentage of the officer's base salary. The target level of bonuses which the executive officers were eligible to receive varied from 25% to 50% of base salaries. The Variable Compensation Bonus Plan is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific Company-based performance targets and specific individual-based performance targets. The Named Executive Officers must successfully achieve these performance targets which are submitted by management to the Board for its evaluation and approval at the beginning of each fiscal quarter. The Company-based performance goals are tied to different indicators of Company performance, such as achievement of specific levels of orders, sales and pre-tax profits. These Company-based performance goals vary from quarter to quarter, may be subjective in nature and are competitively sensitive to the Company's business and operations. The individual's performance goals are tied to different indicators of the individual Named Executive Officer's performance, such as having received an order from a specific customer, achieved an R&D project milestone, or achieved a desired on-time customer delivery. The Board evaluates the completion of the Company and individual goals and approves a performance rating relative to the goals so completed. This scoring is subjective and is influenced by the Board's perception of the importance of the various corporate and individual goals. At the end of the fiscal year, when determining the bonus payment for the fourth fiscal quarter, the Board considers the overall performance of the Company and each individual during the entire fiscal year, including the fourth quarter. Performance based bonuses of $44,000 were awarded during fiscal 2000 and paid in fiscal 2001. The Board of Directors did not award Mr. Garrettson any variable compensation in fiscal 2000, as the Company did not meet its performance targets.

    Long-Term Stock Option Incentives

    The Board provides the Company's Named Executive Officers with long-term incentive compensation through grants of options to purchase the Company's Common Stock. The Board believes that stock options provide the Company's Named Executive Officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Board believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. With the exception of the regrant of options to Mr. Garrettson noted below (which was at a price above then-current fair market value), all options granted to executive officers to date have been granted at the fair market value of the Company's Common Stock on the date of grant. The Board considers the grant of each option subjectively, reviewing factors such as the individual performance of the Named Executive Officer and the anticipated contribution of the Named Executive Officer to the attainment of the Company's long-term strategic performance goals. Long-term incentives granted in prior years are also taken into account. On March 31, 2000, the Board of Directors granted Mr. Waechter options to purchase 250,000 shares of Common Stock at an exercise price of $23.06 per share, the closing price of the Company's Common Stock on the date of grant. Such grants reflect the Board of Directors' policy of fixing compensation, including long-term incentive compensation, at or above the average rates paid by its competitors. These options vest at the rate of one-quarter of the shares subject to the options on the first anniversary of the date of grant and the remaining shares vest monthly at a rate of 1/48 of the total of each grant per month. The Board of Directors believes that this vesting structure provides appropriate alignment of the Named Executive Officers' interests with those of the Company's stockholders while also providing them with incentives to remain at the Company.

Section 162(m)

    The Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive Officers, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of
Section 162(m).

         Respectfully submitted by:

         Garrett A. Garrettson                       Robert W. Shaner
         James A. Cole                               Thomas H. Waechter
         Martin Cooper                               Robert C. Wilson
         Charles D. Kissner

Performance Graph

    Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the Standard & Poor's 500 Index and of the Standard & Poor's Communication Equipment Manufacturer Index for the period commencing March 31, 1995 and ending on March 31, 2000. Returns for the indices are weighted based on market capitalization at the beginning of each fiscal year.



                                 [Graph Omitted]






                                              3/31/95    3/31/96    3/31/97     3/31/98    3/31/99    3/31/00
                                              -------    -------    -------     -------    -------    -------
Spectrian Corporation                            100         74         37          55         39         75
S&P 500 Index                                    100        132        158         234        278        327
S&P Communications Equipment Index               100        145        170         286        398        794

       -----------------

(1) The graph assumes that $100 was invested on March 31, 1995 in the Company's Common Stock and in the Standard & Poor's 500 Index and in the Standard & Poor's Communication Equipment Manufacturer Index and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

    The information contained above under the captions "Report of the Board of Directors on Executive Compensation" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

Section 16 Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("Commission") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal 2000 all executive officers and directors of the Company complied with all applicable filing requirements.

                              CERTAIN TRANSACTIONS

    The Company had no transactions that were reportable pursuant to Item 404 of Regulation S-K during fiscal 2000 other than as set forth elsewhere in this Proxy Statement under the caption "Executive Compensation - Employeement Contracts and Change-in-Control Arrangements". All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                  OTHER MATTERS

    The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.



                                                   THE BOARD OF DIRECTORS



Dated: July 28, 2000

                                      PROXY
                           SPECTRIAN CORPORATION PROXY
                       2000 ANNUAL MEETING OF STOCKHOLDERS

                                 August 30, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of SPECTRIAN CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 28, 2000, and hereby appoints Thomas H. Waechter and Michael D. Angel each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of SPECTRIAN CORPORATION to be held on August 30, 2000 at 10:00 a.m. local time, at 160 Gibraltar Court, Sunnyvale, California 94089 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

                 (Continued, and to be signed on the other side)



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
1.       ELECTION OF DIRECTORS:
         NOMINEES:                                                                          WITHHOLD
                                                                              FOR           FOR ALL
         Garrett A. Garrettson, Martin Cooper,                                |_|             |_|
         Charles D. Kissner, Robert W. Shaner,
         Thomas H. Waechter, Robert C. Wilson

         INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below

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                                                                              FOR           AGAINST         ABSTAIN
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2.       Amendment of 1992 Stock Plan                                         |_|             |_|             |_|
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3.       Appointment of PricewaterhouseCoopers LLP as independent             |_|             |_|             |_|
         accountants of Spectrian Corporation for the fiscal year
         ending March 31, 2001
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

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, THE AMENDMENT TO THE 1992 STOCK PLAN, AND THE APPOINTMENT OF PricewaterhouseCoopers LLP, OR AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

Signature                                         Dated             , 2000
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Signature                                         Dated             , 2000
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This proxy should be marked,  dated and signed by the stockholder(s)  exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.